Exhibit 99.1

Clayton Holdings Names Thomas J. Skelly,
Long-time Accenture Leader, Independent Director

SHELTON, Conn. —(BUSINESS WIRE)—April 27, 2007—Clayton Holdings, Inc. (NASDAQ:CLAY), a leading provider of information-based analytics, consulting and outsourced services for capital markets firms, lending institutions, fixed income investors and loan servicers, today announced the election of Thomas J. Skelly, a retired senior executive of the global business consulting firm, Accenture, as an independent member of the company’s Board of Directors.

Mr. Skelly is currently Chairman of the Investment Committee of the US Accenture Foundation.  Prior to his retirement in 2004, Mr. Skelly held a number of senior positions during his 30 year career with Accenture, including Managing Partner of Accenture’s Financial Services Solutions Group and Managing Partner of the firm’s US operations. He has been a member of the Accenture Board of Directors and Executive Committee.  Mr. Skelly currently serves as an Elected Member,  Board of Independent Trustees, William Blair Mutual Funds. Mr. Skelly is a graduate of Georgetown University and has an MBA from the University of Texas at Austin.

“We are extremely pleased to welcome Tom to the board,” said Frank P. Filipps, Chairman and Chief Executive Officer of Clayton.  “His outstanding experience in business consulting and global IT trends within the financial services markets will be invaluable to Clayton as we continue to build out our analytic-product offerings here and abroad.”

The company also announced that Stephen M. Lamando resigned from the Board of Directors effective April 25, 2007 and that Todd R. Crockett, a Managing Director of TA Associates, will not stand for reelection to Clayton’s Board of Directors when his term expires in June.

“We thank Steve and Todd for their many contributions: the success of our transaction management businesses is attributable to Steve’s vision and drive,” said Mr. Filipps. “Todd was an instrumental part of the TA Associates team that saw the potential in combining bond surveillance and transaction management together to create Clayton Holdings.”

About Clayton Holdings, Inc.

Clayton Holdings, Inc., headquartered in Shelton, Connecticut, is an information and analytics company serving leading capital markets firms, lending institutions, fixed income investors and loan servicers with a full suite of information-based analytics, specialty consulting and outsourced services. Clayton’s services include due diligence analytics, conduit support services, professional staffing, compliance products and services, credit risk management and surveillance and specialized loan servicing services. Additional information is available at www.clayton.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the federal securities laws. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “result,” “should,” “will” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties, both known and unknown and often beyond our control, and are not guarantees of future performance insofar as actual events or results may vary materially from those anticipated. Factors that may cause such a variance include, among others, those discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

CONTACT:
William F. Campbell,
Campbell Lewis Communications
212-995-8057
917-328-6539 (m)
bill@campbelllewis.com